EXHIBIT 99.1

Jos. A. Bank Terminates Acquisition Proposal as Men's Wearhouse Fails to Engage in Discussions

HAMPSTEAD, Md., Nov. 15, 2013 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) today sent a letter to the Chief Executive Officer of The Men's Wearhouse, Inc. (NYSE:MW) terminating its all-cash proposal to purchase Men's Wearhouse for $48 per share. As previously reported, Jos. A. Bank had advised the board of directors of Men's Wearhouse that Jos. A. Bank would terminate its proposal if the board did not engage in good faith negotiations by November 14, 2013. The November 14 deadline has passed with Men's Wearhouse having failed to engage in such discussions.

Jos. A. Bank continues to believe that a transaction could be in the best interest of the respective shareholders of the two companies. If, in the future, we are invited by the Men's Wearhouse board to discuss our acquisition of Men's Wearhouse, or if circumstances were otherwise to change, Jos. A. Bank may consider whether a new proposal to acquire Men's Wearhouse is warranted.

The full text of the letter to Men's Wearhouse can be found below.

November 15, 2013

Mr. Douglas S. Ewert,
Chief Executive Officer
The Men's Wearhouse, Inc.
6100 Stevenson Boulevard
Freemont, California 94538

Dear Doug:

On September 18, 2013, Jos. A. Bank made a confidential, non-binding proposal to acquire all of the outstanding shares of Men's Wearhouse for $48 per share in cash. Despite the more than 40% premium-to-market (based on the closing price of Men's Wearhouse's shares the day before we made our proposal), the Board of Directors of Men's Wearhouse (the "MW Board") rejected our proposal, claiming that it undervalued Men's Wearhouse. On October 31, 2013, we informed you that Jos. A. Bank would be willing to consider raising our proposed acquisition price if we were given the opportunity to conduct limited due diligence. We further informed you that if the MW Board had not engaged in good faith discussions with us by November 14, 2013, we would terminate our proposal. The MW Board has denied our request for limited due diligence and has failed to engage in any discussions whatsoever regarding our proposal. We are therefore terminating our proposal in order to consider other strategic alternatives which we have been investigating.

In its first letter to the MW Board, Eminence Capital stated that it, along with its affiliates, is your largest shareholder, owning approximately 4.7 million shares of Men's Wearhouse. Eminence Capital further stated that it believes that MW Board's fiduciary duties require that the board, among other things, enter into a dialogue with us regarding a possible combination. According to Eminence Capital, you subsequently gave Eminence Capital assurances that you had instructed your financial advisors to review for the MW Board all strategic options, including a merger with Jos. A. Bank. Despite such assurances, you have still not engaged with us in any discussions regarding our proposal.

We continue to believe that a transaction between our two companies could be in the best interest of our respective shareholders. If, in the future, we are invited by the MW Board to discuss our acquisition of Men's Wearhouse, or if circumstances were otherwise to change, Jos. A. Bank may consider whether a new proposal to acquire Men's Wearhouse is warranted.

Sincerely,

Robert N. Wildrick,
Chairman of the Board
Jos. A. Bank Clothiers, Inc.

About Jos. A. Bank

Jos. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 629 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. Risks and uncertainties that may affect our business or future financial results include, among others, risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters, other competitive factors and the possibility of a future proposal to acquire The Men's Wearhouse, Inc. or engaging in another strategic alternative. Additional factors that could cause future results or events to differ from those we expect are those risks discussed under Item 1A, "Risk Factors," in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, Jos. A. Bank's Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, and other reports filed by Jos. A. Bank with the Securities and Exchange Commission (SEC). Please read the "Risk Factors" and other cautionary statements contained in these filings. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote, proxy or approval. No tender offer for the shares of Men's Wearhouse has been made at this time.

CONTACT:

For Jos. A. Bank - Media:
Thomas Davies/Molly Morse
Kekst and Company
212-521-4873/212-521-4826
thomas-davies@kekst.com
molly-morse@kekst.com

For Jos. A. Bank - Investment Community:
David E. Ullman
EVP/CFO
410-239-5715

For Golden Gate Capital (which, as previously announced, had planned to provide $250 million of new equity capital to Jos. A. Bank in support of the acquisition of Men's Wearhouse):
Denise DesChenes/Nathaniel Garnick
Sard Verbinnen & Co.
212-687-8089
Jenny Gore
415-618-8750